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THE LOEWEN GROUP INC.
--------------------------------------------------------------------------------
                                                                            NEWS

Media Contact:    James Hoggan & Associates Inc.
                  Pam Whitworth (604) 293-9299
                  Email:pwhitworth@hoggan.com

Investor Contact: (800) 347-7010


                              FOR IMMEDIATE RELEASE

                   THE LOEWEN GROUP REPORTS FIRST QUARTER 2001
                                OPERATING RESULTS

             o $8 Million Earnings from Operations for the Quarter
                      after $17.9 Million Impairment Charge

                        o Cash Increases to $196 Million

             o Reorganization Progress Continues towards Emergence

                       ----------------------------------

All amounts shown in US Dollars

TORONTO, ON - May 11, 2001 - The Loewen Group Inc. today announced its results for the first quarter ended March 31, 2001.

Revenue declined to $217.1 million in the first quarter 2001, from $256.9 million in the first quarter 2000, reflecting primarily the reduced locations due to the Company's ongoing disposition program. Earnings from operations were positive at $8.0 million in 2001, but were down from $47.5 million in 2000. The net loss for the first quarter 2001, which included an impairment provision of $17.9 million, was $10.5 million, compared to net income of $22.8 million in 2000. The Company's cash position continued to improve, rising from $159.1 million at December 31, 2000, to $195.7 million at the end of the first quarter 2001.

Paul A. Houston, President and CEO, commenting on the Company's operations, stated:

         "In assessing the Company's performance it is important to remember that our disposition program over the past year has been very successful. It has resulted in the Company having approximately 250 fewer locations at March 31, 2001, compared to a year earlier, a 15% decrease.

         While on a same store basis the number of funerals was down 3.9% compared to the first quarter of 2000, we do not believe that we lost market share as our volume declines are a reflection of a general industry softness which occurred during the quarter."


                                    - more -

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DISPOSITION PROGRAM

The Company's program to divest non-strategic assets continues to proceed at a satisfactory pace. During the quarter ended March 31, 2001, the Company sold 102 properties and received sales proceeds of approximately $29 million. Since the inception of the disposition program, transactions involving approximately 300 properties and approximately $114 million in sales proceeds have been either completed, approved by the Bankruptcy Court or have been signed and submitted for approval.

REORGANIZATION PROGRESS

The Company has earlier reported on the substantial progress that it has made toward emerging from Chapter 11 and Canadian Companies' Creditors Arrangement Act ("CCAA") proceedings. That progress continues. The Company, at this point, is prevented from emerging primarily by a single issue -- an inter-creditor dispute as to whether certain portions of the Company's debt are secured and entitled to the benefits of the collateral held under the Company's Collateral Trust Agreement ("CTA"). Pursuant to orders of the United States Bankruptcy Court, the CTA dispute has proceeded both through a formal adversary proceeding and through a mediation process aimed at seeking a consensual resolution. Discovery in the adversary proceedings has begun. The mediation has concluded without achieving a settlement of the CTA issue. The mediator has, however, submitted recommendations to the Company as to appropriate adjustments to its earlier-filed Amended Plan of Reorganization.

John S. Lacey, Chairman of the Board, commented:

                   "Loewen is operationally ready to emerge from the Chapter 11 and CCAA proceedings. Our employees are eager to move the business forward, free of the distractions and costs resulting from the restructuring activities. Unfortunately, the CTA dispute continues to frustrate the timetable for this to occur. Earlier this week, we announced the intention to file a Second Amended Plan of Reorganization that will adopt fully the recommendations of the mediator appointed by the United States Bankruptcy Court. The mediator, a highly respected authority on commercial and bankruptcy law, extensively researched, reviewed and evaluated the arguments presented by the various creditor groups. His recommendations are founded on an objective and thorough analysis of the probability of success of each of the positions advanced by the parties to the CTA dispute. Our amended Plan, we believe, provides for fair and reasonable treatment of all creditor groups, taking into account the mediator's conclusions as to the relative strengths of their legal positions. We will ask the United States Bankruptcy Court to submit this Plan to a vote of the creditors so that the Company may proceed, as quickly as possible, to emerge from these proceedings. Further delay in this process can serve only to impede the Company's progress and to jeopardize the interests of all of the Company's creditors."


                                    - more -

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BASIS OF PRESENTATION

The Company's attached interim consolidated statements of operations and deficit, balance sheets and cash flow statements have been prepared on a "going concern" basis in accordance with Canadian generally accepted accounting principles. The going concern basis of presentation assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. As a result of the creditor protection proceedings and circumstances relating to this event, including the Company's debt structure, recent losses, cash flow and restrictions thereon, such realization of assets and discharge of liabilities are subject to significant uncertainty.

The interim consolidated financial statements do not reflect adjustments that would be necessary if the going concern basis was not appropriate. If the going concern basis was not appropriate for these interim consolidated financial statements, then significant adjustments would be necessary in the carrying value of assets and liabilities, the reported revenues and expenses, and the balance sheet classifications used. Additionally, the amounts reported could materially change as part of a plan of reorganization, since the reported amounts in these interim consolidated financial statements do not give effect to all adjustments to the carrying value of the underlying assets or amounts of liabilities that may ultimately result. The appropriateness of the going concern basis is dependent upon, among other things, confirmation of a plan of reorganization, future profitable operations, compliance with the terms of the DIP financing facility and the ability to renegotiate such facility, if necessary, and the ability to generate sufficient cash from operations and other financing arrangements to meet obligations.

The U.S. Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"), was required to be implemented for U.S. generally accepted accounting principles in the fourth quarter of 2000, with effect from January 1, 2000. For U.S. generally accepted accounting principles, the Company has implemented SAB 101, on a prospective basis, for pre-need sales contracts consummated on or after January 1, 2001, but has not yet recognized the cumulative effect of the adoption of SAB 101 for pre-need sales contracts consummated prior to January 1, 2001, as a result of the Company's ongoing reorganization proceedings.



                                    - more -

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Based in Toronto, The Loewen Group Inc. currently owns or operates approximately
970 funeral homes and 350 cemeteries across the United States, Canada, and the United Kingdom. The Company employs approximately 11,000 people and derives approximately 90 percent of its revenue from its U.S. operations.

                                      # # #

Safe Harbor: Certain statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the status and progress of the Company's reorganization, the plans and objectives of the Company's management and the Company's assumptions regarding such performance and plans, are forward-looking in nature. Factors that could cause actual results to differ from the forward - looking information contained in this release include, but are not limited to, uncertainty regarding the continued progress and timing of the Company's reorganization, the resolution of issues relating to certain indebtedness of the Company and other issues presented by the reorganization, the acceptance of the Company's proposed plan of reorganization, general economic conditions, the Company's ability to implement its business plan, the Company's future competitive position and the continued progress of the Company's disposition program.

THE LOEWEN GROUP INC.

                  DISCUSSION OF FIRST QUARTER OPERATING RESULTS


All amounts shown in US Dollars

Funeral home revenues were $143.7 million, a decrease of 10.8 percent from $161.1 million in the first quarter of 2000. On a same-store basis, the number of funerals performed was down 3.9 percent compared with the first quarter of 2000. The Company experienced same-store average revenue per funeral service during the quarter that was 0.3 percent lower than that of 2000. Overall funeral home operating margin in the first quarter of 2001 was 28.6 percent compared with 34.0 percent in the same quarter in 2000, reflecting, the Company believes, the effects of lower revenues, partially due to dispositions in the fourth quarter 2000 and first quarter 2001, and less than proportional location cost reductions. The Company performed approximately 39,300 funeral services during the first quarter of 2001, compared to 43,400 in the same period a year earlier.

First quarter cemetery revenues were down 33.6 percent to $47.3 million, compared with $71.2 million in the same quarter in 2000. This continues to reflect changes to the Company's commission structure and pre-need sales, as well as the impacts of dispositions in the fourth quarter 2000 and first quarter 2001. Cemetery operating margin was $9.4 million for the quarter compared with $19.6 million for the same period last year. Cash flow was $10.1 million for the quarter, compared to $20.9 million for the same period last year.

General and administrative expenses were reduced by $2.2 million, or 12.1 percent, in the first quarter of 2001, from the same period in 2000, as part of a continuing program to operate more efficiently.

An asset impairment provision of $17.9 million was recorded during the quarter, primarily reflecting the April 2001 disposal of three properties not included in the locations previously identified for disposal.

The Company incurred $9.8 million in reorganization costs during the quarter arising from expenses related to the June 1, 1999 filings under Chapter 11 of the U.S. Bankruptcy Code and under the Canadian Companies' Creditors Arrangement Act.

THE LOEWEN GROUP INC.

Consolidated Statements of Operations and Deficit (Unaudited)
All amounts expressed in thousands of U.S. dollars except per share amounts


                                                                          THREE MONTHS ENDED
                                                                                MARCH 31
                                                                ----------------------------------
                                                                     2001                2000
                                                                --------------      --------------
Revenue
      Funeral                                                   $     143,720       $    161,070
      Cemetery                                                         47,291             71,228
      Insurance                                                        26,084             24,559
                                                                -------------       ------------
                                                                      217,095            256,857
Costs and expenses
      Funeral                                                         102,633            106,274
      Cemetery                                                         37,872             51,634
      Insurance                                                        21,528             19,107
                                                                -------------       ------------
                                                                      162,033            177,015
                                                                -------------       ------------
                                                                       55,062             79,842
Expenses
      General and administrative                                       15,592             17,745
      Depreciation and amortization                                    13,580             14,571
      Provision for asset impairment                                   17,880                  -
                                                                -------------       ------------
                                                                       47,052             32,316
                                                                -------------       ------------
Earnings from operations                                                8,010             47,526
Interest on long-term debt (See (1) below)                              2,780              3,298
Reorganization costs                                                    9,785              6,939
Other expenses                                                          2,490              1,666
                                                                -------------       ------------
Earnings (loss) before income taxes                                    (7,045)            35,623
Income taxes                                                            3,401             12,824
                                                                -------------       ------------
Net earnings (loss) for the period                              $     (10,446)      $     22,799
                                                                -------------       ------------
Deficit, beginning of period                                       (1,117,634)        (1,004,917)
                                                                -------------       ------------
Deficit, end of period                                          $  (1,128,080)      $   (982,118)
                                                                -------------       ------------
Basic and diluted earnings (loss) per Common share              $       (0.17)      $       0.28



(1) - Contractual interest not recorded on liabilities subject to compromise for the three months ended March 31, 2001 - $42,872 (March 31, 2000 - $43,065).

THE LOEWEN GROUP INC.

Consolidated Balance Sheets
All amounts expressed in thousands of U.S. dollars


                                                                     MARCH 31               DECEMBER 31
                                                                       2001                    2000
                                                                  -------------            -------------
                                                                   (unaudited)
ASSETS
Current assets
    Cash                                                            $   195,666             $   159,090
    Receivables, net of allowances                                      191,065                 211,799
    Inventories                                                          34,795                  35,418
    Prepaid expenses                                                     16,838                   9,551
                                                                    -----------             -----------
                                                                        438,364                 415,858

Long-term receivables, net of allowances                                510,555                 534,664
Cemetery property                                                       878,585                 882,080
Property and equipment                                                  670,747                 687,804
Names and reputations                                                   583,324                 600,709
Insurance invested assets                                               309,846                 302,515
Future income tax assets                                                  2,458                   2,458
Pre-arranged funeral services                                           432,751                 427,838
Other assets                                                            127,470                 126,980
                                                                    -----------             -----------
                                                                    $ 3,954,100             $ 3,980,906
                                                                    ===========             ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities not subject to compromise
    Current liabilities
       Accounts payable and accrued liabilities                     $   104,920             $   112,387
       Long-term debt, current portion                                   23,810                  25,598
                                                                    -----------             -----------
                                                                        128,730                 137,985

    Long-term debt, net of current portion                               44,970                  47,944
    Other liabilities                                                   392,489                 399,893
    Insurance policy liabilities                                        210,248                 204,727
    Future income tax liabilities                                       142,423                 144,570
    Deferred pre-arranged funeral services revenue                      432,751                 427,838
Liabilities subject to compromise                                     2,287,021               2,289,497

Shareholders' equity
       Common shares                                                  1,276,414               1,276,414
       Preferred shares                                                 157,144                 157,144
       Deficit                                                       (1,128,080)             (1,117,634)
       Foreign exchange adjustment                                        9,990                  12,528
                                                                    -----------             -----------
                                                                        315,468                 328,452
                                                                    ===========             ===========
                                                                    $ 3,954,100             $ 3,980,906
                                                                    ===========             ===========

THE LOEWEN GROUP INC.

Consolidated Statements of Cash Flows (Unaudited)
All amounts expressed in thousands of U.S. dollars


                                                                                        THREE MONTHS ENDED
                                                                                             MARCH 31
                                                                                 -----------------------------
                                                                                     2001              2000
                                                                                 -----------        ----------
CASH PROVIDED BY (APPLIED TO)
Operations

       Net earnings (loss)                                                         $ (10,446)        $ 22,799
       Items not affecting cash
           Depreciation and amortization                                              18,297           19,869
           Provision for asset impairment                                             17,880                -
           Loss on disposition of assets and investments                               2,490            1,666
           Future income taxes                                                        (1,894)           8,146
           Non-cash reorganization costs                                                   -              170
       Other, including net changes in other non-cash balances                         2,134              432
                                                                                   ---------         --------
                                                                                      28,461           53,082
                                                                                   ---------         --------
Investing
       Proceeds on disposition of assets and investments                              28,823            5,752
       Purchase of property and equipment                                             (7,094)          (4,926)
       Purchase of insurance invested assets                                         (38,803)         (36,107)
       Proceeds on disposition and maturities of insurance invested assets            29,148           27,947
                                                                                   ---------         --------
                                                                                      12,074           (7,334)
                                                                                   ---------         --------
Financing
       Repayment of long-term debt                                                    (3,959)         (11,739)
       Debt issue costs                                                                    -             (381)
                                                                                   ---------         --------
                                                                                      (3,959)         (12,120)
                                                                                   ---------         --------
Increase in cash                                                                      36,576           33,628
Cash, beginning of period                                                            159,090           55,166
                                                                                   ---------         --------
Cash, end of period                                                                $ 195,666         $ 88,794
                                                                                   =========         ========